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                                                        February 11, 1999

VIA ELECTRONIC DELIVERY
-----------------------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Attn: Sean Klein, Esq.
      Rani Doyle, Esq.

                Re:     United Pan-Europe Communications N.V.
                        Registration Statement on Form S-1 (File No. 333-67895) Registration Statement on Form F-6 (File No. 333-9850) Registration Statement on Form 8-A (File No. 000-25365)

Gentlemen and Ladies:

        Please be advised that we hereby withdraw the acceleration request of United Pan-Europe Communications N.V. (the "Company") dated February 10, 1999. The Company expects to file an amendment to the registration statement on Form S-1 shortly.

        Thank you for your assistance with this matter.


                                        Very truly yours,


                                        United Pan-Europe Communications N.V.


                                        By:   /s/ Ray D. Samuelson
                                            -----------------------
                                              Ray D. Samuelson

                                              Managing Director, Finance and
                                              Accounting

cc:     Barry Summers, Securities and Exchange Commission